Exhibit 10.1

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED

STEWART ENTERPRISES, INC.

SUPPLEMENTAL RETIREMENT

AND DEFERRED COMPENSATION PLAN

This Amendment No. 2 to the Stewart Enterprises, Inc. Supplemental Retirement and Deferred Compensation Plan (“Plan”) is effective as of June 1, 2012.

WHEREAS, the Compensation Committee of the Board of Directors of Stewart Enterprises, Inc. approved changes to the Plan’s eligibility provisions and a reduction of the compensation threshold above which elective deferrals can be made under the Plan, at its meeting on April 19, 2012;

NOW THEREFORE, the Plan is hereby amended effective June 1, 2012, as follows:

I.

Section 2.12, Eligible Employee, is restated to read as follows:

Section 2.12 Eligible Employee means:

(i)	For any Plan Year, an employee of the Company named by the Administrator as eligible to participate, in accordance with the purposes of the Plan, and

(ii)	In addition to (i) above, effective June 1, 2012, all employees of the Company covered under Section 16 of the Securities Exchange Act of 1934.

II.

Section 2.17 Plan Compensation:

(i)	Prior to June 1, 2012, Plan Compensation means the annual compensation, as defined in the Basic Plan, of a Participant in excess of the limitation on compensation contained in Code Section 401(a)(17), taking into account cost of living adjustments that may be made pursuant to that Code Section, from time to time.

(ii)	On and after June 1, 2012, Plan Compensation means the annual compensation, as defined in the Basic Plan, of a Participant in excess of $175,000. The previous sentence notwithstanding, Participants who became eligible for the Plan prior to June 1, 2012 shall be subject to the definition in subsection (i) above until January 1, 2013, at which time the definition in this subsection (ii) shall apply to all Participants.

For purposes of Section 3.1, Supplemental Elective Deferrals, Plan Compensation shall be determined on a pay period basis, with deferral elections being applied to any amount of pay period compensation that is projected, when annualized, to result in annual compensation in excess of $175,000.

For example, if a Participant earns $260,000 per year and there are 26 pay periods in a Plan Year, the Participant’s pay period compensation is $10,000. In such case, his Plan Compensation would be $3,269, which is the amount of his pay period compensation that exceeds $6,731 per pay period ($175,000 divided by 26). Any annual bonuses paid to an Eligible Employee during a pay period are deemed to represent Plan Compensation.

Executed in Jefferson, Louisiana, this 11th day of June, 2012.

WITNESSES:		STEWART ENTERPRISES, INC.

/s/ Lewis J. Derbes, Jr.		By:	/s/ Thomas M. Kitchen
Print Name	Lewis J. Derbes, Jr.		Thomas M. Kitchen

/s/ Lisa T. Winningkoff
Print Name	Lisa T. Winningkoff